QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of the following reports, in the Registration Statement on Form S-1 and related Prospectus of EQT Midstream Partners Predecessor for the registration of common units representing limited partner interests:

  (1)
  Our report dated February 9, 2012 relating to the financial statements of EQT Midstream Partners Predecessor

  (2)
  Our report dated February 9, 2012 relating to the balance sheet of EQT Midstream Partners, LP

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania February 13, 2012

QuickLinks

Consent of Independent Registered Public Accounting Firm